Exhibit 99.2
CFO Review of Fiscal 2011 Second Quarter Results
Avnet, Inc. Quarter Ending Summary

	Three Months Ended
	January 1,	January 2,	Net
	2011	2010	Change
	$ in millions, except per share data

Sales	$6,767.5	$4,834.5	$1,933.0
Gross Profit	$773.2	$551.9	$221.3
Gross Profit Margin	11.43%	11.42%	1	bps

Selling, General and Administrative Expenses	$516.5	$389.6	$126.9
Selling, General and Administrative Expenses as % of Gross Profit	66.80%	70.59%	-379	bps
Selling, General and Administrative Expenses as % of Sales	7.63%	8.06%	-43	bps

GAAP Operating Income	$227.6	$162.3	$65.3
Adjusted Operating Income (1)	$256.7	$162.3	$94.4
Adjusted Operating Income Margin (1)	3.79%	3.36%	43	bps

GAAP Net Income	$141.0	$103.9	$37.2
Adjusted Net Income (1)	$164.8	$100.5	$64.3

GAAP Diluted EPS	$0.91	$0.68	$0.23
Adjusted Diluted EPS (1)	$1.07	$0.66	$0.41

Return on Working Capital (ROWC) (1)	27.74%	27.60%	14	bps
Return on Capital Employed (ROCE) (1)	15.57%	14.77%	80	bps
Working Capital Velocity (1)	7.31	8.22	-0.91

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•
For the December 2010 quarter, Avnet achieved record sales of $6.8 billion, up 40% year over year, driven by the combination of organic growth at both EM and TS and the impact of recent acquisitions. The year-over-year comparison of second quarter results were impacted by:

(i)	acquisitions;
(ii)
the first quarter fiscal 2011 transfer of the existing embedded business from TS Americas to EM Americas in conjunction with the Bell acquisition, which did not impact Avnet on a consolidated basis but did impact sales comparisons for the groups; and

(iii)	the translation impact of changes in foreign currency exchange rates.
Sales adjusted for items (i) and (ii) are defined as “pro forma” or “organic sales.”
•	Year-over-year organic sales increased 14% representing our fourth consecutive quarter of year-over-year double-digit growth in organic sales.
•	Excluding the translation impact of changes in foreign currency exchange rates (“constant dollars”), organic sales increased 16%.
•	On a sequential basis, organic sales grew 9% in reported dollars and 7% in constant dollars.

Operating Group Revenue

		Year-over-Year Growth Rates
	Q2 FY11	Reported	Pro forma
	Revenue	Revenue	Revenue (2)
	($ in millions)
Avnet, Inc.	$6,767.5	40.0%	13.7%
Excluding FX (1)		42.4%	15.7%

Electronics Marketing Total	$3,558.6	41.4%	23.0%
Excluding FX (1)		43.9%	25.2%
Americas	$1,219.9	54.4%	16.7%
EMEA	$1,079.1	34.3%	—
Excluding FX (1)		43.8%	—
Asia	$1,259.6	36.4%	20.6%

Technology Solutions Total	$3,208.9	38.5%	4.9%
Excluding FX (1)		40.9%	6.7%
Americas	$1,823.8	30.3%	4.9%
EMEA	$1,045.5	55.4%	1.0%
Excluding FX (1)		65.5%	7.6%
Asia	$339.6	38.6%	18.7%

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

(2)	Pro forma revenue as defined in this document. Pro forma growth rates are not presented for EM EMEA as revenue comparisons to prior year were not impacted by acquisitions.
•
Electronics Marketing (EM) achieved revenue of $3.56 billion for the quarter which was up 41% year over year in reported dollars, representing the fifth consecutive quarter of double-digit year-over-year growth, and was up 44% in constant dollars.

•
Pro forma year-over-year revenue growth was 23% representing the fourth consecutive quarter in which all three regions delivered double-digit year-over-year organic growth due to stronger end demand across the technology industry and the effect of the V-shape recovery in electronics components which was, in part, driven by an inventory replenishment cycle in the previous quarters.

•
Pro forma revenue was down 3% sequentially in reported dollars and down 4.5% in constant dollars, slightly below normal seasonality of 0% to down 3%. This decline, which was reflected in the guidance provided in October, was a result of the technology supply chain returning to more normal utilization rates, lead times and inventory velocity.

•	Technology Solutions (TS) revenue grew 38% year-over-year in reported dollars to a record $3.2 billion, achieving its sixth consecutive quarter of year-over-year growth.
•	Pro forma revenue grew 5% year over year and 7% in constant dollars representing the first quarter of single-digit growth after four consecutive quarters of double-digit year-over-year organic growth.
•	The rate of year-over-year pro forma revenue growth slowed to a more normal rate in comparison to the prior year’s robust quarterly growth rates following the global recession.
•	Industry standard servers grew 50% year over year while storage grew 25%.
•	On a sequential basis, TS sales grew 25% and, on a product level, the combination of industry standard servers and software grew greater than 40% sequentially while storage grew 30%.

Avnet, Inc. Gross Profit

	Three Months Ended
	January 1,	January 2,
	2011	2010	Change
	($ in millions)
Gross Profit	$773.2	$551.9	$221.3
Gross Profit Margin	11.43%	11.42%	1	bps
•	Gross profit dollars were $773 million, up 40% year over year and 7% sequentially.
•	Gross profit margin of 11.4% was flat year over year while it declined 27 basis points sequentially due to the normal seasonal shift of business mix to TS.
•
EM gross profit margin increased 22 basis points year over year and 10 basis points sequentially with EMEA and Asia increases offsetting the decline in the Americas, which was due to the impact of the acquisition of Bell Micro and the transfer of the embedded business from TS.

•
TS gross profit margin was down 28 basis points year over year and down slightly sequentially. The year-over-year decline was primarily attributable to the EMEA region which was impacted by the acquisition of Bell Micro, which has a lower gross profit margin profile than the legacy TS EMEA businesses.

Avnet, Inc. Operating Expenses

	Three Months Ended
	January 1,	January 2,
	2011	2010	Change
	($ in millions)
Selling, General and Administrative Expenses	$516.5	$389.6	$126.9
Selling, General and Administrative Expenses as % of Gross Profit	66.80%	70.59%	-379	bps
Selling, General and Administrative Expenses as % of Sales	7.63%	8.06%	-43	bps
•
Selling, general and administrative expenses (“SG&A expenses”) were $517 million, up 33% year over year and up 13% on a pro forma basis excluding the translation impact of changes in foreign currency exchange rates.

•
The $127 million year-over-year increase in SG&A expenses were impacted by approximately $79 million of additional expense associated with acquired businesses and $59 million to support the higher revenue, partially offset by the translation impact of changes in foreign currency exchange rates of approximately $11 million.

•	SG&A expenses as a percentage of gross profit improved by 379 basis points over the prior year second quarter and 243 basis points sequentially.
•
This is the fifth consecutive quarter of year-over-year improvement and represents a return to pre-recession levels for this metric. This improvement reflects the significant leverage in the business model as management continues to optimize productivity and becomes increasingly more efficient.

•
Corporate expenses increased, as expected, by approximately $13.8 million year over year due primarily to the expense related to equity awards granted in the second quarter of this fiscal year following the approval by the Company’s shareholders of the new stock compensation plan. Equity awards, and the expenses associated with such awards, are typically made in the first quarter of each fiscal year.

Operating Income

	January 1,	January 2,
	2011	2010	Change
	($ in millions)

GAAP Operating Income	$227.6	$162.3	$65.3
GAAP Operating Income Margin	3.36%	3.36%	0	bps
Adjusted Operating Income (1)	$256.7	$162.3	$94.4
Adjusted Operating Income Margin (1)	3.79%	3.36%	43	bps

Electronics Marketing
Operating Income	$183.4	$92.2	$91.3
Operating Income Margin	5.16%	3.66%	150	bps

Technology Solutions
Operating Income	$105.2	$88.2	$17.0
Operating Income Margin	3.28%	3.80%	-52	bps

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•	Adjusted enterprise operating income of $257 million was up 58% as compared with the prior year quarter and up 15% sequentially.
•	EM nearly doubled its operating income over the prior year period due to an increase in sales and the associated gross profit, higher gross profit margins and continued increases in productivity.
•	The year-over-year increase at TS was primarily due to the addition of operating income from acquired businesses.
•	Adjusted operating income margin at the enterprise level of 3.8% was up 43 basis points over the prior year quarter.
•
The increase in margin is attributable to operating leverage on the significant increase in organic sales, firming gross profit margins in the existing businesses in both operating groups, and the continued expense control somewhat offset by the impact of acquisitions pending the full realization of expected synergies.

•	EM operating income margin increased 150 basis points year over year to 5.2%, which is within management’s target range for EM for the fourth consecutive quarter.
•	Adjusted operating income margin increased 19 basis points sequentially due to the seasonal growth of sales at TS.
•	TS operating income margin increased 107 basis points sequentially. All regions delivered significant improvement.

Avnet, Inc. Interest Expense, Other Income and Income Taxes

	Three Months Ended
	January 1,	January 2,
	2011	2010	Change
	($ in millions)
Interest Expense	$(24.2)	$(15.3)	$(8.9)
Other Expense	$(0.4)	$(0.8)	$0.5

GAAP Income Taxes	$62.0	$47.8	$14.1
Adjusted Income Taxes (1)	$67.3	$45.7	$21.6
GAAP Effective Tax Rate	30.5%	31.5%	-102	bps
Adjusted Effective Tax Rate (1)	29.0%	31.3%	-225	bps
(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•
Interest expense for the December 2010 quarter was $24 million, up $8.9 million over the prior year quarter primarily attributable to the $300 million 5.875% Notes issued on June 22, 2010, $104 million 3.75% Notes assumed in the Bell acquisition and additional borrowings under the accounts receivable securitization program and bank credit facilities. This increase in debt was primarily used to fund the acquisitions of businesses and the increase in working capital to support the significant growth in sales.

•
The adjusted effective tax rate was 29% in the second quarter, down 225 basis points from the year ago quarter, primarily due to the shift of pre-tax income into lower tax rate jurisdictions as compared with the year ago quarter.

Avnet, Inc. Net Income

	Three Months Ended
	January 1,	January 2,
	2011	2010	Change
	($ in millions, except per share data)
GAAP Net Income	$141.0	$103.9	$37.2
Adjusted Net Income (1)	$164.8	$100.5	$64.3

GAAP Diluted EPS	$0.91	$0.68	$0.23
Adjusted Diluted EPS (1)	$1.07	$0.66	$0.41

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•	Adjusted net income for the quarter was $165 million, or $1.07 per share on a diluted basis, an increase in adjusted net income of 64% year over year and 15.5% sequentially.
•
GAAP net income was $141 million, or $0.91 per share on a diluted basis, for the quarter. Included in GAAP net income is a total of $23.8 million after tax and $0.16 per share on a diluted basis related to restructuring, integration and other charges.

Avnet, Inc. Balance Sheet Returns
•	Return on working capital (ROWC) for the quarter was 27.7%, increasing 14 basis points year over year and 30 basis points sequentially.
•	This sequential increase is primarily attributable to the business mix shift to TS due to the typically strong seasonal sequential growth at TS.
•
The year-over-year increase is primarily attributable to the growth in revenue and operating income partially offset by the impact of acquisitions for which expected synergies have not yet been fully realized.

•
Return on capital employed (ROCE) for the quarter was 15.6%, 80 basis points higher than the year ago quarter and within our stated target range of 14% to 16% for the fifth consecutive quarter even as we continue to invest in organic growth and value-creating mergers and acquisitions.

•	ROCE was up 61 basis points sequentially primarily due to the typically strong seasonal sequential growth at TS.
•
Working capital (receivables plus inventory less accounts payable) increased $299 million sequentially, or 9%, due to an increase in accounts receivable to support the seasonally higher business levels at TS; a decrease in accounts payable at EM; and growth in inventory at EM to support what is typically a seasonally strong March quarter.

•	Working capital velocity declined 0.91 when compared with the year ago quarter to 7.31, but continues to remain well above pre-recession levels.
•
The year-over-year decline was primarily due to the prior year quarter representing a peak in working capital velocity. The year ago quarter was the first quarter of the V-shaped recovery in which organic revenue for EM grew double-digits sequentially and year-over-year growth turned positive after four quarters of dramatic declines.

Avnet, Inc. Cash Flow Items
•	Cash used for operations was $79 million for the quarter due to the increase in working capital requirements to support the sequential growth in business.
•	Cash and cash equivalents was $757 million at the end of the quarter; net debt (total debt less cash and cash equivalents) was $1.3 billion.
•	Inventory increased 2%, or $54 million, sequentially. Inventory days increased less than 1 day sequentially and increased almost 5 days year over year.
•	EM’s inventory increased $70 million, or 4%, sequentially to support what is typically a seasonally strong March quarter.
•	Inventory turns were 9.3 and remained substantially higher than pre-recession levels.
•	Inventory turns declined slightly on a sequential basis as the seasonal increase at TS was offset by a decline at EM.
•
Year-over-year inventory turns declined 1.3 due to a peak in the prior year quarter. The year ago quarter was the first quarter of the V-shaped recovery in which organic revenue for EM grew double-digits sequentially and year-over-year growth turned positive after four quarters of dramatic declines.

Risk Factors
The discussion of Avnet’s business and operations should be read together with the risk factors contained in Item 1A of its 2010 Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which describe various risks and uncertainties to which the Company is or may become subject. These risks and uncertainties have the potential to affect Avnet’s business, financial condition, results of operations, cash flows, strategies or prospects in a material and adverse manner.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro Forma (Organic) Revenue section of this release). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.
Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity.
•
ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•	Working capital velocity (“WC velocity”) is defined as annualized sales divided by the sum of the monthly average balances of accounts receivable and inventory less accounts payable.
•
ROCE is defined as annualized tax affected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity less cash and cash equivalents (“average capital”).

However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

Second Quarter Fiscal 2011

	Second Quarter Ended Fiscal 2011
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$227,602	$202,994	$141,034	$0.91
Restructuring, integration and other charges	29,112	29,112	20,827	0.14
Income tax adjustments	—	—	2,935	0.02

Total adjustments	29,112	29,112	23,762	0.16

Adjusted results	$256,714	$232,106	$164,796	$1.07

Items impacting the second quarter of fiscal 2011 consisted of the following:
•
restructuring, integration and other charges of $29.1 million pre-tax which were incurred primarily in connection with the acquisition and integration of acquired businesses and consisted of $10.6 million pre-tax for severance, $11.5 million pre-tax for facility exit related costs, fixed asset write downs and other related charges, $8.8 million pre-tax for integration-related costs, $1.3 million pre-tax for transaction costs associated with acquisitions, $0.4 million pre-tax for other charges, and a reversal of $3.5 million to adjust prior year restructuring reserves; and

•	income tax adjustments of $2.9 million primarily related to uncertainty surrounding the realizability of deferred tax assets and additional transfer pricing exposure.
Second Quarter Fiscal 2010

	Second Quarter Ended Fiscal 2010
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$162,287	$151,685	$103,851	$0.68
Gain on sale of assets	—	(5,549)	(3,383)	(0.02)

Adjusted results	$162,287	$146,136	$100,468	0.66

Items impacting the second quarter of fiscal 2010 consisted of a gain on the sale of assets of $5.5 million pre-tax as a result of certain earn-out provisions associated with the earlier sale of the Company’s equity investment in Calence LLC.

Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as reported revenue adjusted for (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2010; (ii) the impact of the extra week of sales in the prior year first quarter due to the “52/53 week” fiscal year; and (iii) the impact of the transfer of the existing embedded business from TS Americas to EM Americas that occurred in the first quarter of fiscal 2011, which did not have an impact to Avnet on a consolidated basis but did impact sales for the groups by $93 million in the second quarter of fiscal 2010. Sales taking into account the combination of these adjustments is referred to as “pro forma sales” or “organic sales”.
Revenue adjusted for this impact is presented in the following table:

	Revenue	Acquisition	Extra Week	Pro forma
	as Reported	Revenue	in Q1 FY10	Revenue
	(in thousands)
Q1 Fiscal 2011	$6,182,388	$44,564	$—	$6,226,952
Q2 Fiscal 2011	$6,767,495	$291	$—	$6,767,786

Fiscal year 2011	$12,949,883	$44,855	$—	$12,994,738

Q1 Fiscal 2010	$4,355,036	$980,555	$(417,780)	$4,917,811
Q2 Fiscal 2010	4,834,524	1,119,106	—	5,953,630
Q3 Fiscal 2010	4,756,786	1,038,916	—	5,795,702
Q4 Fiscal 2010	5,213,826	939,497	—	6,153,323

Fiscal year 2010	$19,160,172	$4,078,074	$(417,780)	$22,820,466

“Acquisition Revenue” as presented in the preceding table includes the following acquisitions:

Acquired Business	Operating Group	Acquisition Date
Vanda Group	TS	October 2009
Sunshine Joint Stock Company	TS	November 2009
PT Datamation	TS	April 2010
Servodata HP Division	TS	April 2010
Bell Micro Products Inc.	EM/TS	July 2010
Tallard Technologies	TS	July 2010
Unidux	EM	July 2010
Broadband	EM	October 2010
Eurotone	EM	October 2010
Center Cell	EM	November 2010

The following table presents the calculation for ROWC, WC velocity and ROCE. The reconciliation to the nearest GAAP metric is either presented below or in a prior table in this Non-GAAP Information section.

		Q2 FY 11	Q2 FY 10

Sales		6,767,495	4,834,524
Sales, annualized	(a)	27,069,978	19,338,095

Adjusted operating income (1)		256,714	162,287
Adjusted operating income, annualized	(b)	1,026,857	649,148
Adjusted effective tax rate (2)		29.47%	29.43%
Adjusted operating income, net after tax	(c)	724,243	458,104

Average monthly working capital (3)
Accounts receivable		4,485,056	3,056,479
Inventory		2,567,959	1,608,818
Accounts payable		(3,351,858)	(2,313,245)

Average working capital	(d)	3,701,157	2,352,052

Average monthly total capital (3)	(e)	4,650,768	3,102,328

ROWC = (b) / (d)		27.74%	27.60%
WC Velocity = (a) / (d)		7.31	8.22
ROCE = (c) / (e)		15.57%	14.77%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information Section.

(2)	Adjusted effective tax rate is based upon a year-to-date calculation as follows:

	First Half of	First Half of
	Fiscal 2011	Fiscal 2010

Effective tax rate	30.52%	31.53%
Effective tax rate related to restructuring, integration and other charges, other items and tax adjustments	-1.05%	-2.10%

Adjusted effective tax rate	29.47%	29.43%

(3)	For averaging purposes, the working capital and total capital for Bell Micro was included as of the beginning of fiscal 2011.